EXHIBIT 99

   FOR IMMEDIATE RELEASE             Contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000

       Reading & Bates Development Co. Enters into Agreement
                  with Santa Fe Energy Resources

 January 7, 1997, Houston, Texas....Reading  &  Bates Corporation (RB-NYSE)
 announced today that its wholly owned subsidiary, Reading & Bates Development Co., has entered into an agreement with Santa Fe Energy Resources to explore five oil and gas prospects in the U.S. Gulf of Mexico in water depths ranging from 400 to 2400 feet. Santa Fe Energy will operate the properties for the partners and has contracted a rig to begin the drilling program in the Spring of 1997. Total Offshore Production Systems (TOPS), an affiliate of Reading & Bates, will carry out the design, construction and installation of facilities associated with commercial discoveries on the five prospects.

 Paul B. Loyd, Jr., Reading & Bates Chairman, President and CEO, said "We are very pleased to announce this participation with Santa Fe Energy on five prime Gulf of Mexico prospects. This represents a significant advancement in our strategy to acquire equity in first class oil and gas prospects. We are very optimistic that the combination of Santa Fe's exploration expertise with TOPS' ability to rapidly develop the projects will produce excellent results for the parties."

 Reading  &  Bates is a New  York Stock Exchange listed  company, providing
 offshore  drilling  services  throughout  the  world.   Its  wholly  owned
 subsidiary,  Reading  &  Bates  Development   Co.,   provides   technical,
 construction   and  project  management services and  subsea and  floating production systems to the upstream offshore oil and gas industry worldwide.

 TOPS is a joint venture between Reading & Bates Development Co. and INTEC Engineering, Inc. which performs turnkey offshore oil and gas field developments. TOPS is supported by preferred vendors Cooper Cameron, SonSub, Kvaerner FSSL, and Cal-Dive, who provide standardized equipment, as well as expertise and services which allow rapid and efficient field development.

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